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                                                                       Exhibit 8

                      McGuire, Woods, Battle & Boothe LLP
                               One James Center
                             901 East Cary Street
                           Richmond, Virginia 23219


                                March 24, 2000



Board of Directors
BOE Financial Services of Virginia, Inc.
323 Prince Street
Tappahannock, Virginia 22560

Ladies and Gentlemen:

     You have requested our opinions with respect to certain federal income tax matters concerning the Agreement and Plan of Reorganization dated as of March 20, 2000 (the "Agreement") and the related share exchange (the "Share Exchange") in contemplation of which BOE Financial Services of Virginia, Inc. (the "Holding Company") has been formed and pursuant to which the outstanding shares of Bank of Essex (the "Bank") Common Stock will be exchanged for shares of the Holding Company Common Stock. As a result, the shareholders of the Bank will become shareholders of the Holding Company, and the Bank will continue to conduct its business operations as wholly owned subsidiary of the Holding Company.

     We have reviewed the section titled "The Proposed Reorganization -- Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus (the "Proxy Statement"), in connection with the Agreement, as part of the filing by the Holding Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The defined terms used herein shall be the same as those in the Proxy Statement. References to the "IRC" are to the Internal Revenue Code of 1986, as amended.
We have reviewed the Agreement and such other documents as we consider relevant for purposes of our opinion herein.

     The following federal tax opinion relates to the subject matters as described in the Proxy Statement.

     Our opinion is based on the assumptions that (i) the transactions contemplated under the Agreement constitute all of the material transactions relating to the shares of the Holding Company Common Stock to be issued in the exchange, and (ii) there are no agreements, arrangements or understandings of the Bank's shareholders regarding disposition of the Holding Company Common
Stock not reflected in the Agreement. We have relied on your representations that the information presented to us in the Agreement and the Proxy Statement or
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Board of Directors
BOE Financial Services of Virginia, Inc.
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otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. The opinion set forth below is based on, among other things, the initial and continuing accuracy of the information, statements and representations set forth in the documents referred to above.

     This opinion is based upon existing provisions of the IRC, legislative history with respect thereto, rules and regulations thereunder, published rulings and court decisions, and upon facts set forth herein and information and representations furnished by the Holding Company and the Bank. No assurance can be given that future legislative or administrative changes or court decisions will not significantly modify the statements, opinions or analyses expressed herein. Any such changes may or may not be retroactive with respect to transactions completed prior to the date such changes are announced.

     The tax consequences to any particular shareholder may be affected by matters not discussed below. Certain types of shareholders may be subject to special rules that are not addressed in this summary. Each shareholder should be strongly urged to consult his own tax advisor concerning the effects of federal income tax law and regulations, and interpretations thereof, on his own tax situation.

     Based solely on the foregoing, it is our opinion that:

     1. The Share Exchange will qualify as a tax free reorganization within the meaning of either IRC Section 351(a) or IRC Section 368(a)(1)(B).

     2. No gain or loss will be recognized by the Holding Company as a result of the Share Exchange.

     3. No gain or loss will be recognized by holders of the Bank's Common Stock upon the exchange of their shares for whole shares of the Holding Company's Common Stock.

     4. The basis of the Holding Company's Common Stock to be received by the Bank's shareholders pursuant to the Share Exchange will be the same as the basis of the Bank's Common Stock surrendered and exchanged therefor.

     5. The holding period of the Holding Company's Common Stock to be received by the Bank's shareholders pursuant to the Share Exchange will include the holding period of the Bank's Common Stock surrendered and exchanged therefor, provided that the Bank's Common Stock is held as a capital asset by the Bank's shareholders on the Effective Date.

     6. The receipt of cash by a dissenting shareholder will be a taxable transaction to the dissenting shareholder for federal income tax purposes. The amount of any gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with the applicable provisions of the IRC. In general, if the shares of Bank's Common Stock are held by a shareholder as a capital asset at the Effective Date and such shareholder holds, actually or constructively, no other shares which will be converted into the Holding Company's Common
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Board of Directors
BOE Financial Services of Virginia, Inc.
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Stock, such shareholder will recognize capital gain or loss measured by the difference between the amount of cash received by such shareholder and the basis of his or her shares.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to our firm under the heading "The Proposed Reorganization -- Federal Income Tax Consequences" in the Proxy Statement but do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                                     Very truly yours,

                                     /s/  McGuire, Woods, Battle & Boothe LLP